SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act Of 1934

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Parkvale Financial Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4220 WILLIAM PENN HIGHWAY, MONROEVILLE, PA 15146

September 20, 2010

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Parkvale Financial Corporation. The meeting will be held at the Parkvale Bank Building, 4220 William Penn Highway, Monroeville, Pennsylvania, on Thursday, October 28, 2010 at 10:00 a.m., Eastern Daylight Time.

At the annual meeting, you will be asked to elect two (2) directors for a three-year term, adopt a non-binding resolution to approve the compensation of our named executive officers, and ratify the appointment of ParenteBeard LLC as our independent registered public accounting firm for the year ending June 30, 2011. Each of these matters is more fully described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. You may vote your shares by marking, signing, and dating your proxy card today and returning it in the envelope provided, even if you plan to attend the annual meeting. This will not prevent you from voting in person at the annual meeting, but will ensure that your vote is counted if you are unable to attend.

Your continued support of Parkvale Financial Corporation is sincerely appreciated.

Very truly yours,

/s/  Robert J. McCarthy, Jr.
Robert J. McCarthy, Jr.
President and
Chief Executive Officer

Parkvale Financial Corporation
4220 William Penn Highway
Monroeville, Pennsylvania 15146
(412) 373-7200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Thursday, October 28, 2010 at 10:00 a.m., Eastern Daylight Time

PLACE:	Parkvale Bank Building, 4220 William Penn Highway, Monroeville, Pennsylvania 15146

ITEMS OF BUSINESS:	Our annual meeting of shareholders will be held for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

(1) To elect two (2) directors for a three-year term, and until their successors are elected and qualified;

(2) To adopt a non-binding resolution to approve the compensation of our named executive officers;

(3) To ratify the appointment of ParenteBeard LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2011; and

(4) To transact such other business as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

RECORD DATE:	Holders of Parkvale Financial Corporation common stock as of the close of business on August 30, 2010, the voting record date, are entitled to notice of and to vote at the annual meeting and at any adjournment of the annual meeting.

ANNUAL REPORT:	Our 2010 Annual Report to Shareholders is enclosed but is not a part of the proxy solicitation materials.

PROXY VOTING:	You are cordially invited to attend the annual meeting. It is important that your shares be represented regardless of the number you own. Even if you plan to be present, you are urged to complete, sign, date and return the enclosed proxy promptly in the postage-paid envelope provided. If you attend the meeting, you may vote either in person or by proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the exercise of the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Deborah M. Cardillo

Deborah M. Cardillo Corporate Secretary

Monroeville, Pennsylvania
September 20, 2010

PROXY STATEMENT
OF
PARKVALE FINANCIAL CORPORATION

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to holders of common stock of Parkvale Financial Corporation (“the Corporation” or “PFC”), the parent holding company of Parkvale Savings Bank (“the Bank” or Parkvale Bank”). We are soliciting proxies on behalf of our Board of Directors to be used at the Annual Meeting of Shareholders to be held at the Parkvale Building located at 4220 William Penn Highway, Monroeville, Pennsylvania, on Thursday, October 28, 2010 at 10:00 a.m., Eastern Daylight Time, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on or about September 20, 2010.

What is the purpose of the Annual Meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, a non-binding resolution to approve the compensation of our named executive officers, and the ratification of the appointment of our independent registered public accounting firm. In addition, management will report on the performance of Parkvale Financial Corporation and respond to questions from shareholders.

Who is entitled to vote?

Only our common shareholders of record as of the close of business on the voting record date for the meeting, August 30, 2010, are entitled to vote at the meeting. On the record date, we had 5,529,211 shares of common stock issued and outstanding and 31,762 shares of fixed rate cumulative perpetual preferred stock, series A issued and outstanding. For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy. Cumulative voting is not permitted for the election of directors. Holders of our outstanding preferred stock are not entitled to vote the preferred stock at the annual meeting.

How do I submit my proxy?

After you have carefully read this proxy statement, indicate on your proxy form how you want your shares to be voted. Then sign, date, and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the annual meeting.

If my broker holds my shares in “street” name, could my broker automatically vote my shares for me?

Changes in regulations have taken away the ability of your bank or broker to vote your shares in the election of directors without your specific instruction. Thus, if you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on routine items such as the adoption of the non-binding resolution to approve the compensation of our named executive officers (Proposal 2) and the ratification of the appointment of PFC’s independent registered public accounting firm (Proposal 3). If you are a registered shareholder, meaning you hold your shares directly with PFC, and you do not return your proxy, no votes will be cast on your behalf on any items of business at the annual meeting.

Can I attend the meeting and vote my shares in person?

Yes. All shareholders are invited to attend the annual meeting. Common shareholders of record can vote in person at the annual meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker or other nominee how you can vote at the annual meeting.

Can I change my vote after I return my proxy card?

Yes. If you are a common shareholder of record, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy form.

•	First, you may send a written notice to our Corporate Secretary, Mrs. Deborah M. Cardillo, Parkvale Financial Corporation, 4220 William Penn Highway, Monroeville, Pennsylvania 15146, stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new proxy form. Any earlier proxies will be revoked automatically.

•	Third, you may attend the annual meeting and vote in person. Any earlier proxies will be revoked. However, attending the annual meeting without voting in person will not revoke your proxy.

If your shares are held in “street” name and you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions and any broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting. Because brokers are unable to vote on the election of directors if they do not receive voting instructions from you, we expect that there will be broker non-votes at the meeting.

What are the Board of Directors’ recommendations?

The recommendations of the Board of Directors are set forth under the description of each proposal in this proxy statement. In summary, the Board of Directors recommends that you vote FOR the election of the nominees for director, FOR the non-binding resolution to approve the compensation of our named executive officers, and FOR ratification of the appointment of ParenteBeard LLC for the fiscal year ending June 30, 2011.

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted in the manner recommended by the Board of Directors and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the annual meeting and any adjournment of the annual meeting and will not be used for any other meeting.

What vote is required to approve each item?

The election of directors will be determined by a plurality of the votes cast at the annual meeting. The two nominees for director receiving the most “for” votes will be elected. The approval of the compensation of our named executive officers, ratification of the appointment of our independent registered public accounting firm and any other proposal will require the affirmative vote of a majority of the votes cast on the proposal. Under the Pennsylvania Business Corporation Law, abstentions or broker non-votes are not counted as votes cast and accordingly, will have no effect on the votes to approve the compensation of our named executive officers or to ratify the appointment of our independent registered public accounting firm.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on October 28, 2010.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 are available on our website at www.parkvale.com under Investor Relations/Proxy Materials.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth as of August 30, 2010, the voting record date, certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of our issued and outstanding common stock, (b) each director of PFC and Parkvale Bank, (c) each executive officer of PFC and Parkvale Bank named in the Summary Compensation Table, and (d) all directors and executive officers of PFC and Parkvale Bank as a group.

	Amount and Nature of Beneficial
	Ownership as of		Percent of
Name and Address of Beneficial Owner	August 30, 2010(1)		Common Stock

Parkvale Financial Corporation	728,605	(2)(3)	13.18%
Employee Stock Ownership Plan 4220 William Penn Highway Monroeville, PA 15146
Thomson Horstmann & Bryant, Inc.	517,024	(4)	9.35%
Park 80 West, Plaza One Saddle Brook, NJ 07663
Dimensional Fund Advisors LP	309,566	(5)	5.60%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

	Amount and Nature		Number of Shares	Total	Percent of
Name of Beneficial Owner or	of Beneficial Ownership		Underlying	Beneficial	Common
Number of Persons in Group	as of August 30, 2010(1)		Stock Options	Ownership	Stock(12)

Directors:
Fred P. Burger Jr.	157,500	(6)	22,500	180,000	3.26%
Andrea F. Fitting, Ph.D.	10,085	(7)	23,500	33,585	*
Robert J. McCarthy, Jr.	487,936	(3)(8)	55,500	543,436	9.83%
Patrick J. Minnock	29,387	(9)	23,500	52,887	*
Robert D. Pfischner	82,394	(10)	26,500	108,894	1.97%
Harry D. Reagan	4,323		14,000	18,323	*
Stephen M. Gagliardi	1,400		8,000	9,400	*
Other Named Executive Officers:
Gilbert A. Riazzi	7,891	(3)	12,250	20,141	*
Thomas R. Ondek	37,069	(3)(11)	16,500	53,569	*
All directors and executive officers of Parkvale Financial Corporation and Parkvale Bank as a group(12)	817,985	(3)	202,250	1,020,235	18.45%

*	Represents less than 1% of our outstanding common stock.

(1)	Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective entities and individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)	As of August 30, 2010, the Employee Stock Ownership Plan (“ESOP”) has allocated all but 4,805 shares to plan participants. The plan participants are entitled to direct the ESOP Trustees with respect to the shares allocated to their accounts.

(3)	Includes 107,447 shares allocated to executive officers pursuant to the Employee Stock Ownership Plan, consisting of 78,123 shares for Mr. McCarthy, 21,433 shares for Mr. Ondek and 7,891 shares for Mr. Riazzi.

(4)	Thomson Horstmann & Bryant, Inc. is an investment adviser registered under the Investment Advisers Act of 1940 with 517,024 shares held as of June 30, 2010. According to its Schedule 13G, Thomson Horstmann & Bryant, Inc. reported sole voting and dispositive power with respect to their holdings of our common shares.

(5)	Dimensional Fund Advisors L.P. is an investment adviser registered under the Investment Advisers Act of 1940 with 309,566 shares held as of June 30, 2010 in portfolios of certain affiliated entities. Dimensional disclaims beneficial ownership of all such shares. According to its Schedule 13G, Dimensional Fund furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional Fund disclosed that it possesses investment and/or voting power over the shares of our common stock held by such investment companies, trusts and accounts. David G. Booth is the founder and co-chief executive officer of Dimensional Fund.

(6)	Includes 48,000 shares held under Mr. Burger’s deferred compensation agreement with the Bank.

(7)	Includes 1,140 shares held by Dr. Fitting’s spouse and 8,945 shares held jointly by Dr. Fitting and her spouse.

(8)	Includes 15,254 shares held by Mr. McCarthy as trustee for his children, 111,814 shares held under deferred compensation agreements with the Bank, 59,258 shares held in the Executive Deferred Compensation Plan (“EDCP”) and 37,252 shares held in the Supplemental Executive Benefit Plan (“SEBP”).

(9)	Includes 3,281 shares held by Mr. Minnock’s spouse and 20,000 shares held by the Minnock Family Limited Partnership.

(10)	Includes 1,525 shares held by Mr. Pfischner’s spouse.

(11)	Includes 122 shares held by Mr. Ondek under the EDCP.

(12)	Percentage of ownership is determined by assuming that options held by such person or group (but not those held by any other person) and that are exercisable within 60 days of August 30, 2010, the voting record date, have been exercised.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors and persons who own more than 10% of the Corporation’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. We know of no person or entity who owns 10% or more of the Corporation’s common stock, other than the ESOP. Based solely on our review of the copies of such forms furnished to us, or written representations from our officers and directors, we believe that during, and with respect to, the fiscal year ended June 30, 2010, with the exception of Robert A. Stephens, our officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Securities Exchange Act of 1934. Mr. Stephens failed to file one Form 3 upon employment by Parkvale on October 15, 2007. This oversight has been corrected during September 2010.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors (Proposal One)

Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The directors are elected by our shareholders for staggered terms and until their successors are elected and qualified.

At the annual meeting, you will be asked to elect one class of directors, consisting of two directors, for a three-year term expiring in 2013 and until their successors are elected and qualified. Our Nominating and Corporate Governance Committee has recommended the re-election of Messrs. McCarthy and Minnock as directors. No nominee for director is related to any other director or executive officer by blood, marriage or adoption. Each nominee currently serves as a director of Parkvale Financial Corporation and Parkvale Bank.

Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by our Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director, if elected.

The following tables present information concerning the nominees for director and each director whose term continues. Ages are reflected as of August 30, 2010. Where applicable, service as a director includes service as a director of Parkvale Bank.

Nominees for Director for a Three-Year Term Expiring in 2013

		Principal Occupation	Director
Name	Age	During the Past Five Years	Since

Robert J. McCarthy, Jr.	67	Vice Chairman of the Board since October 2002; Director, President and Chief Executive Officer of the Bank since December 1984 and of the Corporation since its organization in August 1987; previously President and Chief Executive Officer of Metropolitan Federal Savings Bank, Bethesda, Maryland.	1985

Patrick J. Minnock	53	Director; President of Minnock Construction Company, a leading builder and land developer in the western Pennsylvania area since 1988; licensed real estate broker since 1987; Life Director and former President of the Builders Association of Metropolitan Pittsburgh.	1998

The Board of Directors recommends that you vote FOR election of the nominees above for director.

Members of the Board of Directors Continuing in Office

Directors Whose Term Expires in 2011

		Principal Occupation	Director
Name	Age	During the Past Five Years	Since

Fred P. Burger, Jr.	83	Director; retired, former President of Burger Agency, Inc., a real estate brokerage firm and insurance agency from 1948 to 2006.	1981

Harry D. Reagan	77	Director; retired, Chief Executive Officer of Masontown Division of Parkvale Bank from February 1, 2002 until retirement on December 31, 2002; formerly Chairman of the Board of The Second National Bank of Masontown (SNB) prior to the merger of SNB into Parkvale Bank on January 31, 2002; Chief Executive Officer of SNB from 1988 to 2002.	2003

Directors Whose Term Expires in 2012

		Principal Occupation	Director
Name	Age	During the Past Five Years	Since

Andrea F. Fitting, Ph.D.	56	Director; President and Chief Executive Officer of Fitting Group, Inc., formerly known as Fitting Creative, Inc., since 1995 and President of Fitting Communications, Inc. from 1986 to 1995, marketing communications firms; former Commissioner of the Pennsylvania Historical and Museum Commission.	1998

Stephen M. Gagliardi	62	Director; retired; formerly President, Chief Executive Officer and Chairman of the Board of Advance Financial Bancorp from 1985 until merger into the Corporation on December 31, 2004.	2006

Robert D. Pfischner	88	Chairman of the Board; retired, former President of E.T. Lippert Saw Co., a manufacturer of saw blades for industry and a fabricator of armor plate from 1973 to 2003; Trustee of St. Barnabas Health System, Inc. since 2008.	1968

Executive Officers Who Are Not Directors

Set forth below is information with respect to the principal occupations during the last five years for the four executive officers of Parkvale Financial Corporation and Parkvale Bank who do not also serve as directors. Ages are reflected as of August 30, 2010.

		Principal Occupation
Name	Age	During the Past Five Years

Gail B. Anwyll	58	Senior Vice President of the Bank since June 2000; Director of Human Resources, Marketing, Sales and Training; Assistant Corporate Secretary of the Bank since 1990 and the Corporation since December 2004; previously with Lyman Savings & Loan from 1976 until merging with Parkvale Bank in August 1989.

Thomas R. Ondek	50	Senior Vice President of the Bank since December 2001; Manager of Deposit Operations; Vice President from 1989 to 2001; Assistant Vice President from 1986 to 1989; branch manager from April to December 1985; joined the Bank in May 1984.

Gilbert A. Riazzi	46	Vice President and Chief Financial Officer of the Corporation and Bank since June 2010; Senior Vice President of the Bank since December 2003 and Chief Information Officer since July 2002; previously held position as Audit-Compliance Director; joined the Bank as Internal Auditor in May 1992; with Landmark Savings from 1989 to 1992 as Audit Supervisor.

Robert A. Stephens	55	Senior Vice President and Chief Lending Officer of the Bank since October 2007; Senior Vice President and Chief Lending Officer of Laurel Savings Bank from July 2003 to August 2006; previously with Parkvale as Senior Vice President from December 2000 to June 2003 and Assistant Chief Lending Officer from December 1998 to June 2003; Vice President from December 1989 to December 2000; Assistant Vice President from November 1984 to December 1989; joined the Bank in August 1981 as a loan officer.

Other Officers

Set forth below is information with respect to the principal occupations during the last five years for other officers of Parkvale Financial Corporation and/or Parkvale Bank who play an essential role in the successful operations of the Corporation. Ages are reflected as of August 30, 2010.

		Principal Occupation
Name	Age	During the Past Five Years

Joseph C. DeFazio	49	Assistant Treasurer of the Corporation since April 2003; Vice President of the Bank since December 2000 and Assistant Treasurer since December 1995; Assistant Controller from December 1986 to December 1995; joined the Bank in October 1984 as Accounting Supervisor.

Matthew J. Husak	42	Vice President and Audit/Compliance/Risk Director of the Bank since August 2009; Senior Manager-Audit for KPMG from July 2005 to July 2009; with Ernst & Young, LLP from 1998 to 2005, serving as Senior Manager-Assurance and Advisory Business Service; prior audit positions at PNC Financial Services Group, Inc and at First National Bank of Pennsylvania.

Patricia A. Lowe	59	Vice President, Branch Operations of the Bank since December 2005; previously held positions in Branch Operations, Security Officer, Assistant Savings Manager, Electronic Banking Manager, Training Director and Branch Manager; joined the Bank in April 1989.

Christopher M. Trombetta	40	Vice President of the Bank since January 2007; Manager of Commercial Services since January 2006; Senior Assistant Vice President from December 2005 to December 2006; joined Parkvale in July 2002 as Commercial Loan Officer.

Thomas A. Webb	60	Vice President, Manager of Consumer, Mortgage Lending and Asset Management of the Bank since September 2003; joined the Bank in June 2003; with Laurel Savings and Loan Association from 1998 to 2003 serving as Vice President and Chief Lending Officer.

Committees and Meetings of the Board of Directors

During the fiscal year ended June 30, 2010, the Board of Directors of Parkvale Financial Corporation met fourteen times and the Board of Directors of Parkvale Bank met fourteen times. The individuals who serve as directors of the Corporation also serve as directors of the Bank. No director of the Corporation or the Bank attended fewer than 75% of the aggregate of the total number of Board meetings held during fiscal 2010 and the total number of meetings held by all committees of the Board on which he/she has served during fiscal 2010. A majority of our directors are independent directors as defined in the NASDAQ listing standards. The Board of Directors has determined that Messrs. Burger, Gagliardi, Minnock, Pfischner, Reagan, and Dr. Fitting are independent directors. The independent members of the Board of Directors met two times in fiscal year 2010, and it is Parkvale’s ongoing policy that independent directors will meet at least two times during a fiscal year. Parkvale Financial Corporation has not paid separate compensation to its directors.

Membership on Certain Board Committees.  The Board of Directors of Parkvale Financial Corporation and Parkvale Bank have established an Audit-Finance Committee, an Executive Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Site-Building Committee. In addition, the Corporation has established two other committees, the Employee Stock Option Committee and the Stock Option Plan Committee. While not all directors are independent as defined under the current NASDAQ listing standards and as such are not able to be voting members of some committees, all directors are welcome to attend any meeting they would like with the exception of the meetings of the independent directors as mentioned above. The following table sets forth the membership of such committees as of the date of this proxy statement.

Nominating
and Corporate
Directors	Audit-Finance	Executive	Compensation	Governance	Site-Building

Fred P. Burger, Jr.	*	*	**	*	*
Andrea F. Fitting, Ph.D.	*	*	*	*	*
Stephen M. Gagliardi	*	*	*	*	*
Robert J. McCarthy, Jr.		*
Patrick J. Minnock	**	*	*	*	**
Robert D. Pfischner		**	*	**	*
Harry D. Reagan	*	*	*	*	*

*	Member

**	Chair

Audit-Finance Committee.  The Audit-Finance Committee reviews with management and the independent registered public accounting firm, the systems of internal control, reviews the annual financial statements, including the Annual Report on Form 10-K and monitors adherence in accounting and financial reporting to generally accepted accounting principles. The Audit-Finance Committee is comprised of five directors, all of whom are independent directors as defined in the NASDAQ’s listing standards and the rules and regulations of the Securities and Exchange Commission. While all of the members of the Audit-Finance committee are financially literate under the current NASDAQ listing standards, Mr. Minnock has been designated as our Audit Committee Financial Expert as such term is defined in the rules and regulations of the Securities and Exchange Commission. The Audit-Finance Committee met five times in fiscal year 2010. The Audit-Finance Committee has adopted a charter, which is reviewed annually and which was amended in the 2010 fiscal year. The Audit-Finance Committee’s charter is available on our website www.parkvale.com/home/investor click on “Financials” then “Corp Gov”, which is linked to “Governance Documents”.

Executive Committee.  The Executive Committee is empowered to act in place of the full Board, with certain exceptions, between meetings of the full Board and acts as the primary contact between the Board and senior management. The Executive Committee’s functions include but are not limited to policy, interest rate risk, loan approvals, investment portfolio and peer data review, and strategic planning and initiatives. The Executive Committee serves as a pre-review forum for major projects, contracts and decisions prior to presentation to the Board. The Executive Committee held one meeting in fiscal year 2010.

Compensation Committee.  At its Board meeting held on August 16, 2007, the Board of Directors formed a Compensation Committee and adopted a charter as such. The charter of the Compensation Committee is available on our website at www.parkvale.com/home/investor click on “Financials” then “Corp Gov”, which is linked to “Governance Documents”. The Committee reviews and makes recommendations to the Board of Directors concerning compensation of executive officers, including the President and Chief Executive Officer. The Compensation Committee is comprised of six directors, all of whom are considered independent under NASDAQ’s listing standards. The Compensation Committee met three times during fiscal 2010.

Nominating and Corporate Governance Committee.  It is the responsibility of the Nominating and Corporate Governance Committee to recommend nominees to the Board and consider candidates for election or re-election. The Committee also reviews Corporate Governance principles for the overall governance of the Corporation and its subsidiaries. The committee’s charter is available on our website at www.parkvale.com/home/investor click on “Financials” then “Corp Gov”, which is linked to “Governance Documents”. The Nominating and Corporate Governance Committee met once during fiscal 2010.

Site-Building Committee.  The Site-Building Committee inspects, evaluates and recommends to the Board of Directors proposed sites for branch offices. This Committee met once in fiscal 2010.

Compensation Committee Interlocks and Insider Participation

No person who served as a full member of the Compensation Committee during fiscal year 2010 was a current or former officer or employee of Parkvale Financial Corporation or Parkvale Bank or engaged in certain transactions with Parkvale Financial Corporation or Parkvale Bank required to be disclosed by regulations of the SEC. Additionally, there were no “interlocks” during fiscal 2010, which generally means that no executive officer of Parkvale Financial Corporation served as a director or a member of a committee regarding compensation of another entity, one of whose officers served as a director or member of the Compensation Committee of Parkvale Financial Corporation.

Directors’ Attendance at Annual Meetings

Directors are expected to attend the annual meeting absent a valid reason for not doing so. All of our directors attended the October 2009 Annual Meeting of Shareholders.

Selection of Nominees for the Board

Nominations for directors of Parkvale Financial Corporation are made by the Nominating and Corporate Governance Committee of the Board of Directors and are ratified by the entire Board. The Nominating and Corporate Governance Committee considers candidates for director suggested by its members and other directors of Parkvale Financial Corporation, as well as management and shareholders. Nominees for election as director also may be obtained in connection with our acquisitions. We may retain qualified directors of acquired companies who have a proven record of performance and can assist us in expanding into new markets and areas. A shareholder who desires to recommend a prospective nominee for the Board should notify our Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating and Corporate Governance Committee also considers whether to nominate any person nominated pursuant to the provision of Parkvale Financial Corporation’s Bylaws relating to shareholder nominations, which is described under “Shareholder Proposals, Nominations and Communications with the Board of Directors” on page 30. The Nominating and Corporate Governance Committee has the authority to retain a third-party search firm to identify and evaluate, or assist in identifying and evaluating, potential nominees if it so desires, although it has not done so to date.

Director Nominations

The Nominating and Corporate Governance Committee has adopted a written charter which sets forth certain criteria the committee may consider when recommending individuals for nomination, including ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), local or community ties, minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee also may consider the extent to which the candidate would fill a present need on the Board of Directors.

Code of Conduct and Ethics

Parkvale Financial Corporation maintains a comprehensive Code of Conduct and Ethics, which covers all directors, officers and employees of the Corporation, the Bank and its subsidiaries. The Code of Conduct and Ethics is available on our website at www.parkvale.com/home/investor click on “Financials” then “Corp Gov”, which is linked to “Governance Documents”. This code requires that our directors, officers and employees avoid conflicts of interest; maintain the confidentiality of information relating to Parkvale and its customers; engage in transactions in the common stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Conduct and Ethics; and comply with other requirements which are intended to ensure that they conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of Parkvale. Our Code of Conduct and Ethics specifically imposes standards of conduct on our chief executive officer, chief financial officer, principal accounting officer and other persons with financial reporting responsibilities who are identified in regulations issued by the SEC dealing with corporate codes of conduct. Our directors, officers and employees are required to affirm in writing that they have reviewed and understand the Code of Conduct and Ethics.

Director Compensation

Our non-employee directors receive an annual retainer of $18,000 and an additional $750 per regularly scheduled monthly meeting attended. Each member received $300 for each scheduled teleconference meeting attended. Committee chairs received $600 and committee members received $500 for each committee meeting attended. Non-members attending a committee meeting received $400. Each committee member is paid $175 per committee teleconference. Non-members for each committee participating in the committee teleconference received $150. Directors currently do not receive additional fees for service as directors of Parkvale Financial Corporation.

The table below summarizes the total compensation paid to our non-employee directors for the fiscal year ended June 30, 2010. Our non-employee directors did not receive any non-equity incentive plan compensation or any above-market or preferential earnings on deferred compensation during the fiscal year ended June 30, 2010. In addition, our non-employee directors do not participate in any defined benefit pension plans.

	Fees Earned or	Stock	Option	All other
Name	Paid in Cash(1)	Awards(2)	Awards(3)	Compensation(4)	Total

Fred P. Burger	$34,585	$0	$4,526	$0	$39,111
Andrea F. Fitting	33,810	0	4,526	0	38,336
Patrick J. Minnock	34,210	0	4,526	0	38,736
Robert D. Pfischner	34,685	0	4,526	21,600	60,811
Harry D. Reagan	34,135	0	4,526	0	38,661
Stephen M. Gagliardi	34,135	0	4,526	0	38,661

(1)	Includes aggregate dollar amount of all fees earned or paid in cash, including annual retainer fees of $18,000, committee and chairmanship fees, and meeting fees, including amounts deferred as discussed in clause (iii) below.

(i) In addition to the normal meeting fee for fulfilling his duties as Chairman of the Site-Building Committee, Mr. Minnock may receive an additional fee for inspecting and evaluating a proposed branch site and any major repairs to a branch office or site. Mr. Reagan also makes site visits to proposed branch locations. During fiscal year 2010, no fees were paid for site visits.

(ii) Dr. Fitting and Messrs. Burger, Gagliardi, Minnock, Pfischner and Reagan served as trustees and administrators of the Corporation’s 401(k) Plan, Employee Stock Ownership Plan and Stock Option Plans for fiscal year 2010. The directors serving as trustees and administrators have not received any additional compensation for such services.

(iii) Directors may make an irrevocable election prior to the beginning of each calendar year to defer all or a portion of the annual retainer and meeting fees into a cash account and/or PFC stock account. The cash account earns interest each year at a rate equal to the rate paid on the Bank’s highest rated certificate of deposit on the first business day of each calendar year. The stock account is credited with the dividends paid on PFC stock during the year. Prior to the beginning of the year, each participant may elect to purchase PFC stock with the cash in either account. Another deemed investment option earns the performance rate of any of the selected mutual funds offered by Prudential Financial to participants in the Bank’s 401(k) Plan. At the end of each quarter, the account is credited with gains (or debited for losses) in accordance with the mutual fund experience reports provided by Prudential Financial. Participants may receive payments from their accounts on the attainment of an age after 65 or at termination of Board service in cash, in either a lump sum or annual installments, or receive the Common Stock.

(2)	No stock awards have been granted to date.

(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to grants of stock options during the fiscal year. For a discussion of the assumptions used to establish the valuation of stock options, reference is made to Note I of the Notes to Consolidated Financial Statements of Parkvale included in our annual report on Form 10-K. Parkvale uses the Black-Scholes option valuation model to establish the values of options.

Under the 2004 Stock Incentive Plan, each person who serves as a non-employee director immediately following the last adjournment of each annual meeting is granted as of such date a compensatory stock option to purchase shares of the Corporation’s common stock at a price equal to the fair market value of a share of the common stock on that date. On November 19, 2009 each non-employee director received an option to purchase 2,000 shares with an exercise price of $8.49 per share.

(4)	All other compensation is listed here, including all consulting fees paid by the Corporation and the Bank. None of the directors received perquisites during fiscal 2010 with an aggregate value of $10,000 or more.

(i) On December 16, 1993, the Bank entered into a consulting agreement with Mr. Pfischner to serve as a consultant to the President and Chief Executive Officer, Board of Directors and executive staff of the Bank for a term of one year commencing on January 1, 1994 and continuing from year to year by written agreement. The agreement has been extended by written agreement each calendar year through 2010 under the same terms and conditions for a term of one year. The agreement provides for a minimum base annual fee of $21,600 payable monthly, which may be increased in the future. Either party may terminate the agreement by providing the other party with at least thirty days written notice before the expiration date of the agreement. Mr. Pfischner received $21,600 for services rendered during fiscal year 2010 in addition to regular Board fees.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Parkvale Financial Corporation’s business consists primarily of the business of the Bank and its subsidiaries. The financial results of Parkvale Financial Corporation are a direct function of the Bank’s achievement of its goals as set forth in its strategic plan. Executives are compensated for their contribution to the achievement of these goals in the discretion of the Compensation Committee, which benefits the stockholders, customers, employees and communities in which the Bank operates.

The Compensation Committee of the Bank and Parkvale Financial Corporation administers executive compensation, with all compensation currently paid by the Bank. The members of the committee — Messrs. Fred P. Burger (chairman), Robert D. Pfischner, Stephen M. Gagliardi, Patrick J. Minnock, Harry D. Reagan and Dr. Andrea F. Fitting — meet all of the independence requirements under applicable laws and regulations, including the listing requirements of the NASDAQ Stock Market. The committee reviews all issues pertaining to executive compensation and submits its recommendations to the Board of Directors for approval. Mr. Robert J. McCarthy, Jr., in his capacity as a member of the Board of Directors of Parkvale Financial Corporation and the Bank, abstains from any Board of Directors’ vote concerning his compensation or benefits. The Committee’s compensation program for executive officers consists of annual payments of salary and, through December 2008, bonuses and periodic grants of options to purchase common stock under Parkvale Financial Corporation’s stock option plans. As discussed below under “Compensation Discussion and Analysis — Impact of Issuing Preferred Stock,” the Corporation and the Bank are unable to pay any cash bonuses or grant any new stock options until the preferred stock issued by the Corporation is redeemed. Each element of the program has a different purpose. Salary and bonus payments are mainly designed to reward current and past performance. Stock options are designed to help attract and retain superior personnel for positions of substantial responsibility as well as to provide an additional incentive to contribute to the long-term success of Parkvale Financial Corporation.

On August 16, 2007, the Board of Directors formed a separate Compensation Committee to act in this capacity and approved a Charter for the Compensation Committee. The Charter for the Compensation Committee is on our website www.parkvale.com/home/investor click on “Financials” then “Corp Gov”, which is linked to “Governance Documents”.

The Corporation and the Bank offer the following plans in which the executive officers named in the Summary Compensation Table participate: (a) the ESOP, (b) the 401(k) Plan, (c) the Supplemental Executive Benefit Plan, (d) the 2004 Stock Incentive Plan, (e) the 1993 Key Employee Stock Compensation Program, (f) the Executive Deferred Compensation Plan, (g) a deferred compensation agreement with Mr. McCarthy, (h) an employment agreement with Mr. McCarthy, (i) change in control severance agreements with Mr. Ondek and Mr. Riazzi, and (j) an annual bonus plan. We reviewed each of the above plans and agreements and determined that none of them encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Corporation and the Bank. In this regard, the ESOP and the 401(k) Plan are tax-qualified plans that provide benefits to all employees who meet certain age and service requirements, and the Supplemental Executive Benefit Plan provides benefits that certain executive officers would have received under the ESOP in the absence of the limits under the Code on the amount of compensation which may be taken into account by tax-qualified plans. The 2004 Stock Incentive Plan and the 1993 Key Employee Stock Compensation Program were each approved by the shareholders of the Corporation and provide for the granting of stock options and restricted stock awards, with no new grants permitted under the 1993 plan. The Executive Deferred Compensation Plan provides benefits that certain executive officers would have received under the 401(k) Plan in the absence of the limits under the Code on the amount of compensation which may be taken into account by tax-qualified plans, and such plan also permits an additional employer contribution subject to the sole discretion of the Board of Directors and a deferral of compensation by the plan participants. Mr. McCarthy previously deferred salary or directors’ fees under his individual deferred compensation agreement, although no new deferrals have been made under this agreement in recent years. The employment and change in control agreements provide for severance payments in the event of a termination of employment under certain circumstances. Because the annual bonus plan provides that any bonus payments are subject to the sole discretion of the Board of Directors, we do not believe that such plan encourages officers or employees to take unnecessary and excessive risks. We do not believe that the above plans and agreements encourage behavior focused on short-term results rather than the creation of long-term value. In addition, as discussed below under “Compensation Discussion and Analysis — Impact of Issuing Preferred Stock,” the Corporation and the Bank are unable to pay any cash bonuses or grant any new stock options until the preferred stock issued by the Corporation is redeemed, and the executive officers named in the Summary Compensation Table are unable to receive any severance payments if their employment is terminated for reasons other than death or disability before the preferred stock is redeemed, other than vested benefits under employee benefit plans.

We certify that:

(1) we reviewed with senior risk officers the senior executive officer compensation plans and made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Corporation and the Bank;

(2) we reviewed with senior risk officers the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to the Corporation and the Bank; and

(3) we reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation and the Bank to enhance the compensation of any employee.

In addition, we have reviewed and discussed with management the disclosures under “Compensation Discussion and Analysis” included in this proxy statement for the 2010 annual meeting of shareholders. Based on the review and discussions referred to above, we recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in the Corporation’s proxy statement.

Members of the Compensation Committee

Fred P. Burger, Jr., Chairman
Andrea F. Fitting
Stephen M. Gagliardi
Patrick J. Minnock
Robert D. Pfischner
Harry D. Reagan

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Program

Our compensation philosophy is designed to provide compensation to our executive officers that is competitive in the marketplace in order to attract and retain qualified and experienced officers. Decisions regarding the compensation of our executive officers, including the various components of such compensation, during fiscal year 2010 were made by our Compensation Committee, which reviews a number of factors, including performance of the individual executive officers, the performance of Parkvale Financial Corporation and publicly available compensation surveys for comparable companies. The Committee consists solely of non-employee directors who meet all applicable requirements to be independent of management. The compensation we provide to our executive officers primarily consists of the following:

•	annual base salaries,

•	annual cash bonuses*,

•	stock options*,

•	retirement benefits and

•	other forms of compensation as approved by the Committee.

*    Refer to “Impact of Issuing Preferred Stock” on page 20.

Since our mutual to stock conversion and initial public stock offering in 1987, we have implemented various stock option plans in order to more closely align the interests of our directors and executive officers with our stockholders. Our stockholders approved each of these plans. Grants of stock options are made to our executive officers periodically and directors annually both as a reward for past service as well as to provide an incentive for future performance. While Parkvale did not award stock options to executives from January 2003 through November 2007, the grants made in December 2007 and December 2008 were part of a plan to make equity compensation a more significant part of executive compensation due to our goal of linking executive compensation to the achievement of the Corporation’s business strategy and goals.

We also provide all of our employees, including executive officers, with tax-qualified retirement benefits through an employee stock ownership plan (the “ESOP”) and a 401(k) plan. In addition, certain of our executive officers participate in non-qualified benefit plans pursuant to which they receive benefits with respect to their compensation that exceeds the applicable IRS limits on covered compensation for tax-qualified plans equal to the benefits they would have received under the tax-qualified plans in the absence of such IRS limits.

We also offer various fringe benefits to all of our employees, including our executive officers on a non-discriminatory basis, including group policies for medical, dental, life, disability and accidental death insurance. Our President and Chief Executive Officer is permitted to use a company car and Parkvale pays his country club dues. The Committee believes that such additional benefits are appropriate and assist Mr. McCarthy in fulfilling his employment obligations.

In determining the amount and form of executive compensation to be paid or awarded in fiscal 2010, the Committee considered Parkvale Financial Corporation’s overall performance over a period of years, and its future objectives and challenges, rather than a guideline or formula based on any particular performance measure in a single year. Within this framework, the Committee considered, among other things, the following performance factors in making its compensation decisions in fiscal 2010: return on equity; earnings per share; fair market value of the Common Stock; and the Bank’s achievement of its annual goals related to earnings, asset quality, efficiency ratio and evaluation by regulators as to safety and soundness. The Committee’s decisions concerning the compensation of individual executive officers during fiscal 2010 were made in the context of historical practice and competitive environment, including comparisons with the compensation practices of companies of similar size and function in the financial services industry. The Committee has not addressed the adoption of a policy with respect to the issue of the deductibility of qualifying executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) because no executive officer exceeds the $1,000,000 threshold.

Role of Executive Officers and Management.  The President and Chief Executive Officer provides recommendations to the Committee on matters of compensation philosophy, plan design and the general guidelines for executive officer compensation. The Committee then considers these recommendations. The President and Chief Executive Officer generally attends the Committee meetings but is not present for the executive sessions or for any discussion of his own compensation.

Compensation Consultant.  Parkvale’s Board of Directors as well as Parkvale’s Compensation Committee have the authority to engage the services of outside advisors, experts and others to assist the Board or the Committee. In accordance with this authority, in 2009 the Board engaged Blanchard Chase, a nationally recognized consulting firm specializing in compensation and employee benefits, to provide an independent review of the named executive officers and director compensation. The objectives of the independent review were to (i) assess the competitiveness of the Corporation’s total compensation program for named executive officers and non-employee directors; and (ii) review performance based on cash and stock based compensation practices among peer banks. The consultant compared base salary, benefits, annual incentive and long-term compensation for each named executive officer to a peer group, which contained nineteen banking institutions having similar characteristics to the Corporation. The peer group consisted of publicly traded thrifts with assets between $995 million and $3.7 billion located in Delaware, Maryland, New Jersey, New York, Ohio, Pennsylvania and West Virginia. The 2009 report indicated the Corporation’s total cash compensation benefits and long-term stock based incentives were competitive with market practice.

Elements of Executive Compensation

The financial performance of the Corporation on a period-to-period basis is primarily reflected in salary adjustments and cash bonuses. The Committee uses these elements of compensation to provide incentives to executives to achieve continuous, near-term results. Executives’ stock-based compensation, on the other hand, is focused on achievement of long-term success. As is true of most publicly traded entities, the Corporation’s stock performance fluctuates over time, typically more so than does our financial performance. However, over time, the Committee believes that the return to stockholders investing in our stock, including dividend payout, is a good indicator of corporate performance. Stock- based awards are thus a way to link executive compensation to long-term performance. As shown in the Total Return Performance graph in Item 5 of our annual report on Form 10-K for the year ended June 30, 2010, our total return the last two years was less than each of the indexes. The total compensation of each of our named executive officers has also declined each of the last two years, primarily due to lower bonuses and option awards in fiscal 2009 and the absence of any bonuses and option awards in fiscal 2010.

Base Salary.  The salaries of the executive officers are reviewed on an annual basis, as well as at the time of promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to peer group pay levels. For fiscal year 2010, the Committee determined the base salaries of Messrs. McCarthy, Riazzi and Ondek and submitted such determination to the full Board of Directors for review. Mr. McCarthy, the only named executive officer who is also a member of the Board, did not participate in discussions regarding his own compensation. In setting base salary, the Committee conducted a review of external competitiveness based on available salary surveys produced by America’s Community Bankers (ACB) and L. R. Webber Associates, Inc. Generally, the peer groups consisted of Pennsylvania financial institutions with total assets of over $1 billion.

In determining base salary for calendar 2010, the Compensation Committee considered the overall financial performance of Parkvale, the individual’s contribution to the attainment of the Corporation’s internal budget expectations, leadership, complexity of position, expense containment, asset quality and Parkvale’s ratings with our banking regulators; however, no particular weight was given to any particular factor. The base salaries for Messrs. McCarthy, Riazzi, and Ondek were $375,000, $124,602 and $102,486, respectively, for fiscal 2010 representing increases of 0%, 8.6% and 3.0%, respectively, from their fiscal 2009 salaries. The absence of any salary increase for Mr. McCarthy and the low percentage increase for Mr. Ondek in fiscal 2010 was primarily related to the lower amount of net income reported in calendar 2009. Mr. Riazzi received a higher percentage increase in fiscal 2010 to reflect his appointment as Interim Principal Financial Officer in November 2009. Mr. Riazzi was given the title of Chief Financial Officer in June 2010. The Committee believes that the base salary paid to each member of the senior management team is commensurate with their duties, performance, and range for the industry compared with financial institutions of similar size within our region. The peer ranges included comparisons to minimum, midpoint and maximum levels. The Committee believes the salaries and adjustments made at the beginning of the calendar year were competitive, but are below the average and median salaries as most recently reported by peer institutions with assets of $1 billion to $3 billion that are located in Pennsylvania and connected states.

Cash Bonus.  As discussed below under “Impact of Issuing Preferred Stock,” the Corporation is not able to pay or accrue any cash bonuses to its three most highly compensated employees until its preferred stock is redeemed. As a result, no cash bonuses are expected to be paid to the executive officers named in the Summary Compensation Table during fiscal 2011.

Long-Term Compensation.  The Committee believes that, from a motivational standpoint, the use of stock based compensation has contributed to the Corporation’s financial performance, eliciting maximum effort and dedication from our executive officers. The long-term incentive compensation portion of the Corporation’s compensation program to date has consisted of grants of stock options under the Corporation’s stock incentive and option plans. These grants are designed to provide incentives for long-term positive performance by the executive and other senior officers to align their financial interests with those of the Corporation’s stockholders by providing the opportunity to participate in any appreciation in the stock price of the Corporation’s common stock, which may occur after the date of grant of stock options.

The ability to exercise stock options depends upon the executive officer continuing to render services to the Corporation. The Corporation’s 2004 Stock Incentive Plan provides that awards may be made based upon specific performance goals, although no performance based stock options have been granted to date. All options granted under the Corporation’s stock option plans must have an exercise price at least equal to the market value of the common stock on the date of grant. Options may be exercised only for a limited period of time after the optionee’s departure from the Corporation, except that following a change in control of the Corporation or the Bank, the options may generally be exercised for the remainder of the original 10-year term of the option.

In the past, our long-term incentive compensation has consisted of stock options. We emphasized stock options primarily for two reasons. First, prior to the adoption of Financial Accounting Standards Board ASC Topic 718, (formerly Financial Accounting Standards Statement No. 123R), the granting and vesting of stock options did not result in any financial statement expenses, whereas restricted stock awards had to be expensed over the vesting period. Second, because the exercise price of all of our stock options equaled the fair market value of our common stock on the date of grant, our executive officers and directors only benefit from stock options if the market value of our common stock increases after the date of grant. By comparison, restricted stock awards have some value to the recipients of the awards even if the market value of our stock declines after the date of grant.

With the adoption of FASB ASC Topic 718, all stock options are now required to be expensed over the applicable vesting period. In addition, an increasing number of companies are using restricted stock awards, or a combination of restricted stock awards and stock options. While the Corporation has not issued or granted any restricted stock awards to date, the Committee may consider granting restricted stock awards in the future.

Under the stock incentive plans, the Committee has discretion in determining grants of stock options and restricted stock awards to executive officers, including the timing, the amounts, and types of awards. In the case of individual executives, our award decisions are based in part on corporate performance. There were no stock options granted during fiscal year 2010. Stock options awarded in prior fiscal years were awarded with grant date fair value calculated under FASB ASC Topic 718 shown in the Summary Compensation Table. The absence of any stock option grants during 2003 through fiscal 2007 was partially due to the adoption of FASB ASC Topic 718 that requires all new option grants to be expensed over the vesting period and the Corporation’s desire to control operating expenses.

In determining the amount of the compensation to be paid to the executive officers each year, the Committee generally considers the current compensation being paid by comparable companies and the current performance of the Corporation. Any gains from prior grants of stock options or any appreciation or earnings on amounts previously deferred by the executive officers have generally not been taken into account by the Committee.

As discussed below under “— Impact of Issuing Preferred Stock,” the Corporation is not able to pay or accrue any incentive compensation, including the granting of new stock options, to its five most highly compensated employees until the preferred stock is redeemed. However, the Corporation is able to grant long-term restricted stock awards while the preferred stock is outstanding, subject to certain conditions on the amount and vesting of such awards as discussed below under “— Impact of Issuing Preferred Stock.”

Additional Components of Executive Compensation.  The Corporation and the Bank have also entered into an employment agreement with Mr. McCarthy and change in control agreements with

Mr. Riazzi and Mr. Ondek. The purpose of the employment and change in control agreements is to retain for the benefit of the Corporation and the Bank the talents of highly skilled officers who are integral to the development and implementation of the Corporation’s business. Such agreements, as discussed below, provide for termination benefits in the event of such executives’ termination or in the event of the occurrence of certain events. The severance payments in the agreements are intended to align the executive officers’ and the stockholders’ interests by enabling executive officers to consider corporate transactions that are in the best interest of the stockholders and the other constituents of the Corporation without undue concern over whether the transactions may jeopardize the executive officers’ own employment. The employment and change in control agreements are similar to the agreements for senior executive officers of comparable financial institutions. If a change in control was to occur, the executive officers do not receive change in control payments under their employment or change in control agreements unless their employment is terminated. However, as discussed below under “— Impact of Issuing Preferred Stock,” the Corporation is not able to make any severance payments to any of the executive officers named in the Summary Compensation Table or any of the next five most highly compensated employees, other than payments triggered by death or disability or vested benefits under employee benefit plans.

Loans to Management.  In the ordinary course of business, the Bank makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal collection risk nor present other unfavorable features. At June 30, 2010, the Bank had 29 loans outstanding to directors and officers of the Bank, or members of their immediate families or related entities. In total, these loans were less than 5% of total shareholders’ equity at June 30, 2010.

Impact of Issuing Preferred Stock

On December 23, 2008, the Corporation issued $31,762,000 of preferred stock to the United States Department of the Treasury (the “Treasury”) pursuant to the Treasury’s Capital Purchase Program. The Corporation has contributed $30 million of the sales proceeds to the Bank as an additional capital contribution, so that the Bank can provide even greater support for the economic development of the communities served by it. Prior to receiving such funds, the Bank was well-capitalized as measured by all regulatory guidelines, and the Bank remains well-capitalized.

After the preferred stock was issued by the Corporation to the Treasury, the American Recovery and Reinvestment Act of 2009 (the “Reinvestment Act”) was enacted in February 2009. The Reinvestment Act imposed various restrictions on the compensation that could be paid by financial institutions participating in the Capital Purchase Program, including the Corporation. The compensation restrictions imposed by the Reinvestment Act and by rules published by the Treasury in June 2009 include the following:

•	a prohibition on paying or accruing any bonuses, incentive compensation or retention awards to the five most highly compensated employees of the Corporation until the preferred stock is redeemed, subject to certain exceptions discussed below;

•	a requirement that any bonuses, incentive compensation or retention awards paid to any executive officer named in the Summary Compensation Table or any of the next 20 most highly compensated employees of the Corporation before the preferred stock is redeemed be subject to recovery or a “clawback” provision if the payment is based on materially inaccurate financial statements or any other materially inaccurate performance criteria;

•	a prohibition on any payments to any of the executive officers named in the Summary Compensation Table or any of the next five most highly compensated employees as a result of a termination of employment or a change in control that occurs before the preferred stock is redeemed, subject to certain exceptions discussed below;

The prohibition on paying or accruing any bonuses, incentive compensation or retention awards does not apply to payments or awards to which the officer or employee had a legally binding right as of February 11, 2009. In addition, such prohibition does not apply to long-term restricted stock awards, provided that (1) the value of the award on the date of grant does not exceed one-third of the officer’s or employee’s compensation for that fiscal year, including the value of the award, (2) the restricted stock does not vest or become transferable until the preferred stock is redeemed, provided that if the preferred stock is redeemed in part, then 25% of the restricted stock can vest for every 25% of the preferred stock that is redeemed, and (3) the recipient of the award must be required to forfeit the restricted stock if he does not continue performing substantial services for us for at least two years from the date of grant, other than a cessation of services due to death, disability or a change in control. An increase in salary that exceeds the percentage increase in salary for similarly situated executive officers may constitute an indirect bonus subject to the above prohibition.

The prohibition on severance payments as a result of a termination of employment or a change in control does not apply to any of the following: (1) payments pursuant to tax-qualified plans, (2) payments resulting from death or disability or (3) payments for services performed or benefits accrued prior to the date of termination, including benefits payable under our Supplemental Executive Benefit Plan, Executive Deferred Compensation Plan and individual deferred compensation agreements. In addition, if the Corporation was to be acquired by an unaffiliated third party which was not subject to the compensation restrictions described above immediately prior to the acquisition, then the acquirer and its employees (including any employees of the Corporation or the Bank who become employees of the acquirer as a result of the acquisition) will not be subject to the compensation restrictions described above.

The Reinvestment Act and the Treasury rules thereunder require the Compensation Committee to discuss, evaluate and review our compensation plans at least once every six months and to provide the disclosures and certifications set forth in the fourth and fifth paragraphs under “Compensation Committee Report on Executive Compensation.” In addition, the Reinvestment Act and the Treasury rules require (1) the adoption of a policy regarding excessive or luxury expenditures, including which types or categories of expenditures are prohibited and which ones require prior approval, and (2) the submission to shareholders of a non-binding proposal to approve the compensation of executive officers during the period the preferred stock is outstanding. See “Proposal to Adopt a Non-Binding Resolution to Approve the Compensation of Our Named Executive Officers (Proposal Two).”

Non-qualified Deferred Compensation

The Corporation and the Bank have adopted a Supplemental Executive Benefit Plan for the benefit of certain executive officers who are subject to the limitations imposed by the Code on the maximum amount of compensation which may be taken into consideration under the ESOP and the maximum amount of benefits which may be allocated to an individual participant hereunder. The Bank has also adopted an Executive Deferred Compensation Plan for certain senior officers of the Bank to provide such individuals with the benefits that they cannot receive under the 401(k) Plan due to the limitations imposed by the Code.

Supplemental Executive Benefit Plan.  Effective December 31, 1994, PFC and the Bank adopted the Supplemental Executive Benefit Plan (“SEBP”) for the benefit of certain executive officers who are subject to the limitations imposed by Sections 401(a)(17) and 415 of the Code on the maximum amount of compensation which may be taken into consideration for the purposes of the Parkvale Financial Corporation Employee Stock Ownership Plan (“ESOP”) and the maximum amount of benefits which may be allocated to an individual participant thereunder. In calendar year 1994, the maximum amount of base pay for qualified benefit plan purposes was reduced to $150,000 from $235,840 in 1993. From 1997 through 2001, the base amount gradually increased to $170,000. Effective January 1, 2002, this limit was increased to $200,000 with additional increases to $205,000 for 2003 and 2004, $210,000 for 2005, $220,000 for 2006, $225,000 for 2007, $230,000 for 2008 and $245,000 for 2009 and 2010. Persons earning more than these limits were deprived of tax-qualified retirement benefits otherwise available to them. The officer affected by the Code limitation in calendar year 2009 was Mr. McCarthy, and 1,340 treasury shares of PFC common stock applicable to the 2009 distribution were allocated to the trust administered by an independent third party for his benefit. The value of those shares, based upon the closing price of $6.95 per share on the last trading day of calendar 2009 (December 31, 2009), is included in the Summary Compensation Table.

Executive Deferred Compensation Plan.  Due to benefit limits imposed by the Code and/or discrimination tests of highly compensated employees, the Bank adopted, effective July 1, 1994, the Parkvale Savings Bank Executive Deferred Compensation Plan (“EDCP”) for certain senior executive officers of the Bank to compensate such individuals who participate in the 401(k) Plan for benefits lost under the Plan. The EDCP is an unfunded, non-qualified plan that provides for the accrual of matching contributions and investment returns that may not be accrued under the 401(k) Plan. Under the 401(k) Plan, participating employees may voluntarily make pre-tax contributions to their accounts up to 25% of covered plan compensation. The maximum deferral by eligible named executives has been 10% during the past two fiscal years. The Bank matches 50% of the employee’s pre-tax contributions up to a maximum of 6% of the employee’s covered compensation. In addition, the Bank may make a profit sharing contribution under the 401(k) Plan equal to a percentage of each eligible employee’s covered compensation during a plan year, subject to the Bank’s profitability and the discretionary approval of the Board of Directors. The historical discretionary contribution has been 2%. Participants in the EDCP may elect to defer compensation in addition to the deferrals permitted under the 401(k) Plan, and the Bank makes matching and discretionary contributions to the EDCP. Contributions to the 401(k) Plan and EDCP for the named executive officers are included in the Summary Compensation Table.

Deferred Compensation Agreements.  The Bank entered into deferred compensation agreements with Mr. McCarthy and certain directors (including Mr. Burger) in the 1980s, pursuant to which Mr. McCarthy and the directors deferred a portion of their salary or directors’ fees without any contributions by the Bank or the Corporation. The Bank has continued to maintain these agreements, although no new deferrals have been made pursuant to these agreements in recent years.

Stock Ownership Guidelines

The Corporation has not established any formal policies or guidelines addressing expected levels of stock ownership by the directors or named executive officers or for other executive officers; however, this matter remains under consideration. The Corporation notes two of the three named executive officers own common stock in the Corporation with a value as of August 30, 2010 that exceeds the executive’s current annual base salary, and that the three named executive officers owned 532,896 shares or 9.64% of the outstanding common stock at August 30, 2010, not counting unexercised stock options. See “Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management.”

Employment Agreement

The Bank entered into a five-year employment agreement with Mr. McCarthy in April 1987, and the Corporation became a party to the agreement upon consummation of the reorganization of the Bank into the holding company form of organization in January 1989. The initial term of the agreement has been extended automatically for an additional year on each anniversary date of the agreement. Effective January 1, 2000, a new five-year employment agreement was entered into by the parties to reflect the holding company formation, the Bank’s charter conversion to a savings bank and change in regulators, and changes in applicable law and regulatory policies since 1987. The 2000 agreement was amended and restated as of December 15, 2005 and December 20, 2007 in order to comply with Section 409A of the Code and the regulations under such section and to make certain other changes. The agreement provides for a minimum annual salary of $375,000, which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Corporation and the Bank. In addition, Mr. McCarthy may receive bonus payments as determined by the Boards of Directors. Prior to January 1st if each years, the Boards of Directors shall consider all relevant factors, including Mr. McCarthy’s performance, and if appropriate approve a one-year extension of the remaining term of the agreement. The term of Mr. McCarthy’s agreement will be extended each year if the Boards of Directors of the Bank and the

Corporation (“Parkvale”) approve the extension, unless Mr. McCarthy provides at least 30 days written notice not to extend the agreement beyond its remaining term. The agreement is terminable by Parkvale for cause at any time and currently expires on January 1, 2015.

The agreement with Mr. McCarthy provides for severance payments and other benefits in the event Parkvale terminates his employment for other than cause, disability, retirement or death or Mr. McCarthy resigns for “good reason,” as defined in the agreement. Good reason includes a material breach of the agreement by the Corporation or the Bank, including a material diminution in Mr. McCarthy’s base compensation, a material diminution in his authority, duties or responsibilities or any requirement that he report to a corporate officer or employee instead of reporting directly to the Boards of Directors, and also includes any material change in the geographic location at which Mr. McCarthy must perform his duties under the agreement. Mr. McCarthy may only terminate his agreement for good reason if he provides written notice of the event within 90 days of its initial existence and the Corporation and the Bank thereafter fail to remedy the condition within 30 days after receiving the written notice. In such event, Parkvale will provide a lump sum cash payment to Mr. McCarthy equal to 2.99 times the sum of (a) his then current base salary per year, (b) the highest bonus or other incentive compensation paid to him during the preceding three calendar years, (c) the average contributions by Parkvale to his accounts under the 401(k) Plan, the ESOP, the Executive Deferred Compensation Plan (excluding elective deferrals) and the Supplemental Executive Benefit Plan for the preceding three calendar years, and (d) the average of all other components of his taxable income from Parkvale for the preceding three calendar years. In addition, Parkvale will continue at no cost to the executive his participation in all life, disability and medical insurance plans for the then remaining term of the employment agreement or pay a lump sum cash equivalency amount if such coverage cannot be provided, plus make an additional lump sum cash payment equal to the projected cost of providing Mr. McCarthy benefits under Parkvale’s other employee benefit plans, programs and arrangements (including the use of an automobile and club dues but excluding stock benefit plans) for the then remaining term of the employment agreement. Under Mr. McCarthy’s employment agreement, Mr. McCarthy could receive payments and benefits that constitute a parachute payment. Parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient’s average annual compensation from the employer includible in the recipient’s gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes. In such event, Parkvale has agreed to pay the 20% excess tax that would otherwise be owed by Mr. McCarthy and such additional amounts as may be necessary to reimburse Mr. McCarthy for the federal, state and local income taxes and excise taxes on such amounts. However, as discussed above under “— Impact of Issuing Preferred Stock,” the Corporation is not able to make any severance payments to any of the executive officers named in the Summary Compensation Table or any of the next five most highly compensated employees, other than payments triggered by death or disability or vested benefits under employee benefit plans.

The employment agreement with Mr. McCarthy provides that if he dies during the term of the agreement, then his spouse or other named beneficiaries shall receive his base salary for a period of one year plus the continuation of medical, dental and hospitalization coverage for one year. If Mr. McCarthy’s employment is terminated due to disability, his employment agreement provides that he will receive his base salary and other benefits for the then remaining term of the agreement, minus any disability benefits which he is entitled to receive under any disability plan of Parkvale or any governmental plan, including Social Security disability benefits or workman’s compensation benefits.

The agreement also precludes Mr. McCarthy from owning (excluding the ownership of 1% or less of the stock of a public corporation), managing, operating and controlling, being employed by or participating in or being in any way connected with any other business covered by federal deposit insurance which is located in the Pennsylvania counties of Allegheny, Armstrong, Beaver, Butler, Fayette, Washington and Westmoreland, together with any other counties within Pennsylvania, Ohio or West

Virginia in which the Bank has an office. Such restriction shall continue throughout Mr. McCarthy’s employment with Parkvale.

The employment agreement with Mr. McCarthy and the change in control agreements with Mr. Riazzi and Mr. Ondek described below, to the extent they increase the cost of any acquisition of control of the Corporation, could be deemed to have an anti-takeover effect. As a result, the agreements may discourage takeover attempts which (1) are deemed by certain stockholders to be in their best interests, (2) might be at prices in excess of the then market value of the Corporation’s common stock, and (3) as a result, may tend to perpetuate existing management.

Change In Control Agreements

The Corporation and the Bank (“Parkvale”) entered into a three-year change in control severance agreement with Mr. Riazzi effective February 1, 2010 and with Mr. Ondek effective January 1, 2007. The term of each agreement will be extended for an additional year on each January 1st until such time as the Boards of Directors of Parkvale or the executive gives notice not to extend the term of the agreement. As a consequence, the remaining term of each agreement will stay between two and three years unless notice of non-renewal is given not less than thirty (30) days prior to any anniversary date. If either party gives timely notice that the term will not be extended as of any annual anniversary date, then the agreement shall terminate at the conclusion of its remaining term. The agreements currently expire on December 31, 2012.

The agreements provide for severance payments and other benefits in the event employment with Parkvale is terminated subsequent to a change in control of Parkvale by (i) Parkvale for other than cause, disability, retirement or death, or (ii) the executive for good reason, with the definition of good reason similar to that contained in Mr. McCarthy’s employment agreement. A “change in control” of Parkvale is defined to include any of the following: (1) the acquisition of over 50% of the outstanding common stock of the Corporation or the Bank by any person or group, (2) the acquisition within any 12-month period of 30% or more of the outstanding common stock of the Corporation by any person or group, (3) a change in a majority of the board of directors of the Corporation within any 12-month period if the appointment or election of the new directors is not approved by a majority of the board of directors in office prior to such appointment or election, and (4) the acquisition of 40% or more of the total assets of the Corporation or the Bank within any 12-month period by any person or group. In such event, Parkvale shall (a) pay to the executive a lump sum cash severance amount equal to two (2) times the executive’s annual compensation, (b) maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of the agreement as of the date of termination or (ii) the date of full-time employment by another employer, at no cost to the executive, continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance , and (c) make an additional lump sum cash payment equal to the projected cost of providing the executive with benefits under Parkvale’s other employee benefit plans, programs and arrangements in which the executive was entitled to participate immediately prior to the date of termination (excluding stock benefit plans and cash incentive compensation). If such payments would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable shall be reduced by the minimum amount necessary to avoid constituting a parachute payment. However, as discussed above under “— Impact of Issuing Preferred Stock,” the Corporation is not able to make any severance payments to any of the executive officers named in the Summary Compensation Table or any of the next five most highly compensated employees, other than payments triggered by death or disability or vested benefits under employee benefit plans.

Parkvale may assign the agreements and its rights and obligations thereunder in whole, but not in part, to any corporation, bank or other entity with or into which either the Corporation or the Bank may merge or consolidate or which either may transfer all or substantially all of its respective assets. The executives may not assign or transfer the agreement or any rights or obligations thereunder.

MANAGEMENT COMPENSATION

General

For fiscal 2010, the Corporation is deemed to be a smaller reporting company rather than an accelerated filer. Because there are fewer disclosure requirements applicable to smaller reporting companies, the disclosures in this Management Compensation section and in the section entitled “Compensation Discussion and Analysis” have been reduced in several respects from the disclosures provided last year.

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Corporation or its subsidiaries for services rendered in all capacities during the last fiscal year to our principal executive officer, as well as the next two highest compensated executive officer. We refer to these individuals throughout this proxy statement as the “named executive officers.” None of the named executive officers received any non-equity incentive plan compensation during fiscal 2010, 2009 or 2008, as the Corporation has not made any such awards to date. In addition, the Corporation and its subsidiaries do not have any defined benefit or actuarial pension plans, and they have not provided any above-market or preferential earnings on deferred compensation under any non-tax-qualified benefit plan. Timothy G. Rubritz, former Vice President, Treasurer and Chief Financial Officer resigned from all offices of the Corporation and the Bank effective November 27, 2009. Mr. Rubritz’s total compensation for fiscal 2010 was $100,550.

				Stock	Option	All Other
Name &	Fiscal Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Total
Principal Position	Ended June	($)	($)	($)	($)	($)	($)

Robert J. McCarthy, Jr.,	2010	375,000	0	0	0	31,320	406,320
President and Chief	2009	375,000	150,000	0	17,397	55,876	598,273
Executive Officer	2008	375,006	275,000	0	43,506	76,051	769,563

Gilbert A. Riazzi,	2010	124,602	0	0	0	5,903	130,505
Vice President and	2009	114,783	24,000	0	5,799	9,677	154,259
Chief Financial Officer	2008	111,615	36,000	0	14,502	14,721	176,838

Thomas R. Ondek,	2010	102,486	0	0	0	8,279	110,765
Senior Vice President	2009	99,489	24,000	0	5,799	11,642	140,930
of the Bank	2008	98,287	36,000	0	14,502	14,758	163,547

(1)	Includes amounts deferred by the executive and contributed to the Parkvale 401(k) Plan.

(2)	No bonuses were paid in the fiscal year ended June 30, 2010.

(3)	No restricted stock awards have been granted to date.

(4)	The Corporation did not grant any stock options to the named executive officers from January 2003 through November 2007. Stock options awarded in fiscal year 2009 were awarded with grant date fair value calculated under FASB ASC Topic 718. Because the stock price declined significantly below the option price of the stock options granted in December 2007, no expense was recognized for the pro-rata portion of the vesting that occurred in December 2008. The Corporation did not grant any stock options to the named executive officers during fiscal 2010.

(5)	All other compensation listed here includes the Bank’s contributions to defined contribution plans, including (a) the Parkvale 401(k) Plan for matching and discretionary contributions, (b) the Corporation’s contribution to the Employee Stock Ownership Plan (ESOP), and (c) the non-tax qualified plans related to the 401(k) Plan and the ESOP, as well as the dollar value of premiums paid on life insurance for the benefit of the above named executive officers. No plan contributions or premiums exceeded $10,000 for any of the named executive officers. None of the named executive officers received perquisites during fiscal 2010 with an aggregate value of $10,000 or more.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding stock options held by each named executive officer as of June 30, 2010. To date, the Corporation has not granted any stock awards or any non-equity or equity incentive plan awards that provide for payments based upon achievement of threshold, target or maximum goals.

	Option Awards
	Number of Securities
	Underlying		Option	Option
	Unexercised Options		Exercise	Expiration
	Exercisable	Unexercisable	Price(1)	Date

Robert J. McCarthy, Jr.	30,000	0	22.995	12/19/2012
	18,000	0	26.45	12/20/2017
	7,500	0	12.97	12/18/2018
Gilbert A. Riazzi	3,750	0	22.995	12/19/2012
	6,000	0	26.45	12/20/2017
	2,500	0	12.97	12/18/2018
Thomas R. Ondek	8,000	0	22.995	12/19/2012
	6,000	0	26.45	12/20/2017
	2,500	0	12.97	12/18/2018

(1)	In each case, the option exercise price was based upon the fair market value of the Corporation’s common stock on the date of grant.

Grants of Plan-Based Awards

No stock options were granted to the named executive officers during the fiscal year ended June 30, 2010. No non-equity incentive plan awards or equity incentive plan awards were granted to the named executive officers during fiscal 2010.

Option Exercises and Stock Vested

During the fiscal year ended June 30, 2010, no stock options were exercised by the named executive officers. None of our executive officers held any restricted stock awards during the fiscal year ended June 30, 2010.

Related Party Transactions

During fiscal 2010, Parkvale Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers, and other related parties. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with affiliated parties. The extension of credit to these persons has not involved, and does not currently involve, more than the normal risk of collection risk or present other unfavorable features. None of these loans or other extensions of credit are disclosed as non-accrual, past due, restructured or potential problem loans. The aggregate amount of these loans was less than 5% of total shareholders’ equity at June 30, 2010.

The Board of Directors is required to review and approve all related party transactions, as described in Item 404 of Regulation S-K of the SEC’s rules. To the extent such transactions are ongoing business relationships with Parkvale Financial Corporation or Parkvale Bank, such transactions are reviewed annually and such relationships shall be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arm’s length.

PROPOSAL TO ADOPT A NON-BINDING RESOLUTION TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (Proposal Two)

The Corporation issued $31,762,000 of preferred stock on December 23, 2008 to the United States Department of the Treasury (the “Treasury”) pursuant to the Treasury’s Capital Purchase Program. The Corporation has contributed $30 million of the sales proceeds to the Bank as an additional capital contribution, so that the Bank can provide even greater support for the economic development of the communities served by it. Prior to receiving such funds, the Bank was well-capitalized as measured by all regulatory guidelines, and the Bank remains well-capitalized.

The American Recovery and Reinvestment Act of 2009 (the “Reinvestment Act”), which was enacted in February 2009, requires all companies that issued preferred stock under the Capital Purchase Program to permit shareholders to vote on a non-binding resolution to approve the compensation of the executive officers named in the summary compensation table. The shareholder vote will be required each year that the preferred stock remains outstanding.

The executive officers named in the summary compensation table are Messrs. McCarthy, Riazzi and Ondek.. Reference is made to the compensation tables and disclosures set forth under “Compensation Discussion and Analysis” and “Management Compensation” above. The total compensation of each of the named executive officers declined in fiscal 2010 compared to fiscal 2009, as summarized below:

•	a decline of $191,953 or 32.1% for Mr. McCarthy,

•	a decline of $23,754 or 15.4% for Mr. Riazzi, and

•	a decline of $30,165 or 21.4% for Mr. Ondek

The declines in total compensation in fiscal 2010 were primarily due to the absence of cash bonuses and stock option awards as well as lower contributions by the Bank to various benefit plans.

The proposal gives shareholders the ability to vote on the compensation to our named executive officers through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers as disclosed in this proxy statement, including the disclosures under “Compensation Discussion and Analysis” and “Management Compensation.”

The Reinvestment Act provides that the shareholder vote on this proposal shall not be binding on the Board of Directors of the Corporation and cannot be construed as overruling any decision by the Board of Directors. In addition, the Reinvestment Act provides that the shareholder vote shall not create or imply any additional fiduciary duty on the Board of Directors.

The Board of Directors recommends that you vote “FOR” the non-binding resolution to approve the compensation of the named executive officers.

REPORT OF THE AUDIT-FINANCE COMMITTEE

The Audit-Finance Committee has reviewed and discussed Parkvale Financial Corporation’s audited financial statements with management. The Audit-Finance Committee has discussed with Parkvale Financial Corporation’s independent registered public accounting firm, ParenteBeard LLC, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by SAS No. 90, “Audit Committee Communications.”

The Audit-Finance Committee has reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with ParenteBeard LLC their independence. Based on the review and discussions referred to above in this report, the Audit-Finance Committee recommended to the Board of Directors that the audited financial statements be included in Parkvale Financial Corporation’s Annual Report on Form 10-K for fiscal year 2010 for filing with the Securities and Exchange Commission.

In addition, the functions of Parkvale Financial Corporation’s Audit-Finance Committee include the following:

•	selecting Parkvale Financial Corporation’s independent registered public accounting firm;

•	reviewing with management and Parkvale Financial Corporation’s independent registered public accounting firm the financial statements issued pursuant to federal regulatory requirements;

•	meeting with the independent registered public accounting firm to review the scope of audit services, significant accounting changes and audit conclusions regarding significant accounting estimates;

•	assessing compliance with laws and regulations and overseeing the internal audit function; and

•	performing all additional duties assigned by the Board of Directors.

Members of the Audit-Finance Committee

Patrick J. Minnock, Chairman
Fred P. Burger, Jr.
Andrea F. Fitting
Stephen M. Gagliardi
Harry D. Reagan

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (Proposal Three)

The Audit-Finance Committee of the Board of Directors of Parkvale Financial Corporation has appointed ParenteBeard, LLC, an independent registered public accounting firm, to perform the audit of our financial statements for the year ending June 30, 2011, and further directed that the selection of ParenteBeard LLC be submitted for ratification by the shareholders at the annual meeting.

We have been advised by ParenteBeard LLC that neither that firm nor any of its associates has any relationship with Parkvale Financial Corporation or its subsidiaries other than the usual relationship that exists between independent registered public accounting firms and clients. ParenteBeard LLC will have one or more representatives at the annual meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

In determining whether to appoint ParenteBeard LLC as our independent registered public accounting firm, our Audit-Finance Committee considered whether the provision of services, other than auditing services, by ParenteBeard LLC is compatible with maintaining the firm’s independence. In addition to performing auditing services as well as reviewing Parkvale Financial Corporation’s public filings, our independent registered public accounting firm has performed tax-related services, including the completion of Parkvale Financial Corporation’s corporate tax returns, since fiscal 2004. The Audit-Finance Committee believes that ParenteBeard’s performance of these other services is compatible with maintaining the independent registered public accounting firm’s independence.

The Board of Directors recommends that you vote FOR the ratification of the appointment of ParenteBeard LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2011.

Audit and Other Fees

The following table sets forth the aggregate fees paid by us to ParenteBeard LLC for professional services rendered by ParenteBeard LLC in connection with the audit of Parkvale Financial Corporation’s consolidated financial statements for fiscal 2010, 2009, and 2008, as well as the fees paid by us to ParenteBeard LLC for audit-related services, tax services and all other services rendered by ParenteBeard LLC to us during fiscal 2010, 2009, and 2008.

	Year Ended June 30,
	2010	2009	2008

Audit Fees(1)	$117,000	$138,000	$111,000
Audit-related fees(2)	19,500	18,000	10,000
Tax fees(3)	10,000	15,000	12,000

Total	$146,500	$171,000	$133,000

(1)	Audit fees consist of fees incurred in connection with the audit of our annual financial statements and the review of the interim financial statements included in our quarterly reports filed with the Securities and Exchange Commission, as well as work generally only the independent registered public accountant can reasonably be expected to provide, such as statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-related fees primarily consist of fees incurred in connection with the audit of certain benefit plans.

(3)	Tax fees consist of fees incurred in connection with the preparation of state and federal tax returns.

As provided in its charter, the Audit-Finance Committee selects our independent registered public accounting firm and pre-approves all audit services to be provided by the independent registered public accounting firm to Parkvale Financial Corporation. The Audit-Finance Committee also reviews and pre-approves all audit related and non-audit related services rendered by our independent registered public accounting firm in accordance with the Audit-Finance Committee’s charter. In its review of these services and related fees and terms, the Audit-Finance Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. The Audit-Finance Committee pre-approves certain audit-related services and certain non-audit related tax services, which are specifically described by the Audit-Finance Committee on an annual basis, and separately approves other individual engagements as necessary.

During fiscal 2010, each new engagement of ParenteBeard LLC was approved in advance by the Audit-Finance Committee and none of those engagements made use of the de minimis exception to pre-approval contained in the Securities and Exchange Commission rules.

SHAREHOLDER PROPOSALS, NOMINATIONS AND COMMUNICATIONS
WITH THE BOARD OF DIRECTORS

Shareholder Proposals.  Any proposal that a shareholder wishes to have included in the proxy materials of Parkvale Financial Corporation relating to the next annual meeting of shareholders of Parkvale Financial Corporation, which is currently expected to be held in October 2011, must be received at the principal executive offices of Parkvale Financial Corporation, 4220 William Penn Highway, Monroeville, Pennsylvania 15146, Attention: Deborah M. Cardillo, Corporate Secretary, no later than May 17, 2011. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the Proxy Statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals which are not submitted for inclusion in Parkvale Financial Corporation’s proxy materials pursuant to Rule 14a-8 may be brought before an annual meeting pursuant to Article III, Section 8 of Parkvale Financial Corporation’s Bylaws. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, our principal executive offices at least 30 days prior to the date of the Annual Meeting. The notice must include the information required by Article III, Section 8 of our Bylaws.

Shareholder Nominations.  Our Bylaws provide that all nominations for election to the Board of Directors, other than those made by the Board or a shareholder who has complied with the notice provisions in the Bylaws thereof, shall be made by the Nominating Committee. Written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary at least 30 days prior to the date of the Annual Meeting. Each written notice of a shareholder nomination is required to set forth certain information specified in Article IV, Section 3 of Parkvale Financial Corporation’s Bylaws. We did not receive any shareholder nominations with respect to this annual meeting.

Other Shareholder Communications.  Our Board of Directors has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to the Board of Directors of Parkvale Financial Corporation, c/o Deborah M. Cardillo, Corporate Secretary, 4220 William Penn Highway, Monroeville, Pennsylvania 15146.

ANNUAL REPORTS

A copy of our Annual Report to Shareholders for the year ended June 30, 2010 accompanies this Proxy Statement. Such report is not part of the proxy solicitation materials.

Upon receipt of a written request, we will furnish to any shareholder a copy of our Annual Report on Form 10-K for the year ended June 30, 2010 and the exhibits to the Annual Report on Form 10-K. Such written requests should be directed to Deborah M. Cardillo, Corporate Secretary, Parkvale Financial Corporation, 4220 William Penn Highway, Monroeville, Pennsylvania 15146. A copy of the Annual Report on Form 10-K and exhibits is also available on our website at www.parkvale.com under “Investor Relations”.

OTHER MATTERS

Management is not aware of any business to come before the annual meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by Parkvale Financial Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of Parkvale Financial Corporation’s common stock. In addition to solicitations by mail, directors, officers and employees of the Corporation may solicit proxies personally without additional compensation.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Deborah M. Cardillo
Deborah M. Cardillo
Corporate Secretary

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY
PARKVALE FINANCIAL CORPORATION			For	With- hold	For All Except
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS Solicited on Behalf of the Board of Directors	1.	Election of Directors: Nominees: Robert J. McCarthy, Jr. Patrick J. Minnock	☐	☐	☐

     The undersigned, being a stockholder of the Corporation, hereby authorizes the Board of Directors of the Corporation as proxies with full powers of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the Parkvale Bank Building, 4220 William Penn Highway, Monroeville, Pennsylvania, 15146 on October 28, 2010, at 10:00 a.m. Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast if then personally present on all proposals coming before the meeting.

Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominees name in the space provided below.

			For	Against	Abstain
This proxy may be revoked at any time before it is exercised.	2.	Adopt a non-binding resolution to approve the compensation of our named executive officers.	☐	☐	☐

	3.	Appointment of ParenteBeard LLC as the Corporation’s independent auditors for fiscal 2011.	☐	☐	☐

	4.	In the proxies’ discretion, upon such other business as may properly come before the meeting.

     Shares of Common Stock of the Corporation will be voted as specified. If this proxy is signed and returned but no specification is made, shares will be voted “FOR” the election of the Board of Directors’ nominees to the Board of Directors, “FOR” the compensation of our officers and “FOR” the appointment of ParenteBeard LLC.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

Detach above card, sign, date and mail in postage paid envelope provided. PARKVALE FINANCIAL CORPORATION

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